Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Third Quarter Results

➢	Aggressive Cash Management and Ample Liquidity Provide Strong Runway
•	$839 Million of Cash on Balance Sheet at Quarter End
➢	Company Prepared for Agile Reaction to Continuing COVID-19 Environment
➢	E-commerce Sales of $137 Million for the Quarter; Growth of 278% vs Prior Year
➢	Consolidated Same Store Sales Improved Each Month After Mid-April Restart; Decreased 26.6% for Q3, Increased 10.8% for June
➢	GAAP Diluted EPS was a Loss of $0.21 Compared to Profit of $0.59 in Prior Year Primarily Due to COVID-19 Impact, Aggressive Tactical Inventory Clearance Actions and Restructuring
➢	Adjusted Diluted EPS was a Loss of $0.11 Compared to Profit of $0.60 in Prior Year Primarily Due to COVID-19 Impact and Aggressive Tactical Inventory Clearance Actions

DENTON, Texas, July 30, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its third quarter ended June 30, 2020. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2020 Third Quarter Overview

Consolidated net sales were $705.3 million in the quarter, down 27.7% compared to the prior year, driven primarily by the impact of the rolling shut down of customer-facing operations at almost all global stores for a significant portion of the quarter, a smaller store base with 27 fewer stores compared to the prior year, and an unfavorable impact from foreign currency translation of approximately 30 basis points on reported sales. These headwinds were partially offset by the surging e-commerce sales and the rolling restart of store operations from mid-April until the end of June. E-commerce sales were $137 million for the third quarter, which represented growth of 278% compared to the prior year.

As a result of COVID-19, consolidated same store sales decreased by 26.6% for the entire third quarter. However, relative to the number of stores that were open, the Company experienced strong demand in May and June as operations restarted. The Company is disclosing monthly same store sales only to provide context on the Company’s reaction to and ramp-up following COVID-19 shutdowns.

Same Store Sales Growth/(Decline)	Apr	May	Jun	Q3
Sally Beauty Holdings	(72.1)%	(19.2)%	+10.8%	(26.6)%
Sally Beauty Segment	(67.3)%	(16.1)%	+4.7%	(25.9)%
Sally Beauty U.S. & Canada (part of SBS)	(64.7)%	(8.9)%	+10.2%	(20.9)%
Beauty Systems Group	(81.5)%	(25.4)%	+23.1%	(27.9)%

GAAP diluted earnings per share in the third quarter were a loss of $0.21, compared to a profit of $0.59 in the prior year, driven primarily by lost sales from COVID-19, a lower gross margin rate related to aggressive inventory clearance efforts and incremental COVID-19 expenses related to furloughs and previously announced restructuring costs including from Project Surge in Europe; partially offset by the aggressive cost cutting in reaction to COVID-19.

Adjusted diluted earnings per share, excluding charges related to the Company’s COVID-19 furlough expenses and the previously announced restructuring efforts, were a loss of $0.11 in the third quarter, compared to a profit of $0.60 in the prior year.

“We executed exceptionally well during a disrupted third quarter. The team aggressively managed costs and cash, drove an accelerated pivot to support digital growth and scale our key digital transformation initiatives, and reopened the store network faster than competitors,” said Chris Brickman, president and chief executive officer. “Because of the speed and agility of our team, we are well positioned to take advantage of emerging customer trends and gain share in a disrupted environment. As we enter the fourth quarter, we will continue to invest in our digital transformation, take advantage of the strong demand for our key categories, adapt quickly to any new local restrictions or changes to consumer shopping behavior tied to the pandemic, and stay disciplined in terms of cost and cash management.”

Liquidity Update

The Company ended the third quarter with cash on the balance sheet of $839 million as compared to $364 million at the end of the second quarter. During the quarter, the Company took rapid action in connection with its inventory by reducing inventory levels to a six-year low by the end of June. In addition, the Company aggressively managed cash by reducing capital spend that was not tied to digital investments, achieving rent abatements and dramatically reducing marketing and back office costs.

As previously disclosed, the Company completed an amendment in April to the Company’s existing $500 million secured asset-based revolving line of credit, which increased its borrowing capacity by $120 million. The increase was achieved through a $100 million increase of the revolving line of credit and the addition of a $20 million FILO loan facility. Total capacity is now $620 million. At the end of the third quarter, the FILO loan was fully funded and the outstanding balance on the revolving line of credit was $375 million.

In late April, the Company further bolstered its liquidity by completing a secured note offering of $300 million. The notes bear interest at a rate of 8.750% per annum and were issued at par.

Restart of Store Public-Facing Operations Substantially Complete

The Company began reopening its stores on a rolling basis in mid-April. Store reopenings are triggered by local regulation, the adoption of the Company’s new COVID-19 related safety protocols involving store cleaning, masks, gloves, limiting customer numbers at one time, and in-store social distancing guidelines, as well as the recall from furlough of sufficient store staff.

As of June 30, all stores in the United States, Canada, the European Union and the United Kingdom were operational. A small number of stores in Mexico and South America have not yet been cleared to reopen by local authorities.

Fiscal 2020 Third Quarter Financial Detail

Consolidated gross profit for the third quarter was $321.8 million, a decrease of $160.4 million from the prior year, driven primarily by the lost sales volume due to the impact of COVID-19 and a lower gross margin rate. For the third quarter, gross margin was 45.6%, a decrease of 390 basis points compared to the prior year. While point-of-sale margin was stronger across both segments as compared to the prior year, driven by fewer promotions and favorable mix shifts to higher margin hair color and PPE products, it was more than offset by on-shelf inventory clearance efforts related to slow moving inventory plus a non-cash write down of inventory of $27.1 million and a reduction in vendor allowances from fewer promotions and reduced inventory purchases.

Selling, general and administrative expenses decreased by $45.6 million, reflecting the Company’s cost-cutting efforts and store closures during the quarter. As a percentage of sales, selling, general and administrative expenses were 44.6% compared to 36.9% in the prior year, due to the significant deleveraging impact of lost sales due to the impact of COVID-19.

GAAP operating earnings and operating margin in the third quarter were $1.4 million and 0.2%, respectively, compared to $120.1 million and 12.3%, respectively, in the prior year. Adjusted operating earnings and operating margin were $16.0 million and 2.3%, respectively, compared to $122.0 million and 12.5%, respectively, in the prior year.

GAAP net earnings in the third quarter were a loss of $23.5 million, a decrease of $94.7 million, or 133.1% compared to the prior year. Adjusted EBITDA in the third quarter was $73.3 million, a decrease of $77.7 million, or 51.4%, compared to the prior year, and adjusted EBITDA margin was 10.4%, a decrease of approximately 510 basis points from the prior year.

During the third quarter, cash flow from operations was $198.3 million and capital expenditures totaled $17.7 million. Operating free cash flow was $180.5 million. The Company did not pay down any debt or repurchase any shares during the quarter. At the end of the third quarter, the Company’s leverage ratio was 4.81x.

Fiscal 2020 Third Quarter Segment Results

Sally Beauty Supply

•

Total segment same store sales decreased by 25.9% for the full quarter. The Sally Beauty businesses in the U.S. and Canada represented 85% of the segment sales for the quarter and had a same store sales decrease of 20.9%. Europe and Latin America were significant negative contributors to same store sales for Sally Beauty in the quarter given the slower pace of store reopenings.

•

Net sales were $415.5 million in the quarter, a decrease of 27.7% compared to the prior year, driven primarily by COVID-19, 14 fewer stores and an unfavorable foreign exchange impact of approximately 40 basis points.

•	At the end of the quarter, net store count was 3,691, a decrease of 14 from the prior year.
•

Gross margin decreased by 710 basis points to 48.7% in the quarter. The positive impact from fewer promotions and favorable product mix were more than offset by the combination of aggressive inventory clearance efforts and lower vendor allowances.

•	GAAP operating earnings were $3.1 million in the quarter, a decrease of 96.8% compared to the prior year. GAAP operating margin was 0.7%, compared to 16.7% in the prior year.

Beauty Systems Group

•	Total segment same store sales decreased by 27.9%.
•

Net sales were $289.8 million in the quarter, a decrease of 27.6% compared to the prior year, driven primarily by COVID-19, 13 fewer stores and an unfavorable foreign exchange impact of approximately 20 basis points.

•	At the end of the quarter, net store count was 1,371, a decrease of 13 from the prior year.
•

Gross margin increased by 90 basis points to 41.2% in the quarter, primarily as a result of fewer promotions and higher margin product mix, partially offset by lower vendor allowances from fewer promotions and reduced inventory purchases and inventory clearance actions.

•	GAAP operating earnings were $40.1 million in the quarter, a decrease of 34.9% compared to the prior year. GAAP operating margin in the quarter was 13.8%, compared to 15.4% in the prior year.
•

At the end of the quarter, there were 651 distributor sales consultants, compared to 791 in the prior year. The decrease is primarily driven by the furloughs and the conversion of Armstrong McCall Mexico franchises to sub-distributors back in September 2019.

Fiscal Year 2020 Guidance

Due to the uncertainty from COVID-19, the Company withdrew its full-year financial guidance for fiscal year 2020, as stated in its March 24 press release. The Company is not issuing financial guidance in connection with its third quarter earnings call.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the

Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 767-5651 (International: (409) 207-6959) and referencing the access code 276487#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q3 Earnings Presentation. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, July 30, 2020, through August 6, 2020, by dialing (866) 207-1041 (International: (402) 970-0847 and reference access code 4027042. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,062 stores, including 158 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Current Report on Form 8-K dated as of April 20, 2020, each as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, costs related to COVID-19, costs related to the non-cash write down of inventory related to slow moving SKUs and impairment costs related to long-lived assets not included in restructuring for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2020	2019	Percentage Change	2020	2019	Percentage Change
Net sales	$705,287	$975,169	(27.7)%	$2,556,518	$2,910,474	(12.2)%
Cost of products sold	383,441	492,947	(22.2)%	1,330,067	1,479,222	(10.1)%
Gross profit	321,846	482,222	(33.3)%	1,226,451	1,431,252	(14.3)%
Selling, general and administrative expenses	314,599	360,183	(12.7)%	1,075,827	1,088,797	(1.2)%
Restructuring	5,816	1,908	204.8%	11,541	74	15495.9%
Operating earnings	1,431	120,131	(98.8)%	139,083	342,381	(59.4)%
Interest expense	27,298	25,781	5.9%	70,483	74,092	(4.9)%
Earnings (loss) before provision for income taxes	(25,867)	94,350	(127.4)%	68,600	268,289	(74.4)%
Provision (benefit) for income taxes	(2,341)	23,186	(110.1)%	25,543	65,673	(61.1)%
Net earnings (loss)	$(23,526)	$71,164	(133.1)%	$43,057	$202,616	(78.7)%
Earnings (loss) per share:
Basic	$(0.21)	$0.59	(135.6)%	$0.38	$1.69	(77.5)%
Diluted	$(0.21)	$0.59	(135.6)%	$0.37	$1.68	(78.0)%
Weighted average shares:
Basic	112,271	120,119		114,413	120,062
Diluted	112,271	120,977		115,370	120,928

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	45.6%	49.5%	(390)	48.0%	49.2%	(120)
Selling, general and administrative expenses	44.6%	36.9%	770	42.1%	37.4%	470
Consolidated operating margin	0.2%	12.3%	(1,210)	5.4%	11.8%	(640)
Effective tax rate	9.1%	24.6%	(1,550)	37.2%	24.5%	1,270

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2020	September 30, 2019
Cash and cash equivalents	$838,811	$71,495
Trade and other accounts receivable	60,303	104,539
Inventory	815,632	952,907
Other current assets	48,596	34,612
Total current assets	1,763,342	1,163,553
Property and equipment, net	311,063	319,628
Operating lease assets	514,415	-
Goodwill and other intangible assets	587,540	592,837
Other assets	21,734	22,428
Total assets	$3,198,094	$2,098,446
Current maturities of long-term debt	$395,673	$1
Accounts payable	239,905	278,688
Accrued liabilities	148,197	169,054
Current operating lease liabilities	152,650	-
Income taxes payable	1,307	8,336
Total current liabilities	937,732	456,079
Long-term debt, including capital leases	1,845,594	1,594,542
Long-term operating lease liabilities	377,930	-
Other liabilities	26,433	27,757
Deferred income tax liabilities, net	79,538	80,391
Total liabilities	3,267,227	2,158,769
Total stockholders’ deficit	(69,133)	(60,323)
Total liabilities and stockholders’ deficit	$3,198,094	$2,098,446

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2020	2019	Percentage Change	2020	2019	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$415,468	$575,025	(27.7)%	$1,504,125	$1,721,238	(12.6)%
Beauty Systems Group ("BSG")	289,819	400,144	(27.6)%	1,052,393	1,189,236	(11.5)%
Total net sales	$705,287	$975,169	(27.7)%	$2,556,518	$2,910,474	(12.2)%
Operating earnings:
SBS	$3,087	$95,763	(96.8)%	$133,684	$272,470	(50.9)%
BSG	40,084	61,552	(34.9)%	143,557	180,401	(20.4)%
Segment operating earnings	43,171	157,315	(72.6)%	277,241	452,871	(38.8)%
Unallocated expenses (1)	35,924	35,276	1.8%	126,617	110,416	14.7%
Restructuring	5,816	1,908	204.8%	11,541	74	15495.9%
Interest expense	27,298	25,781	5.9%	70,483	74,092	(4.9)%
Earnings (loss) before provision for income taxes	$(25,867)	$94,350	(127.4)%	$68,600	$268,289	(74.4)%

Segment gross margin:	2020	2019	Basis Point Change	2020	2019	Basis Point Change
SBS	48.7%	55.8%	(710)	53.2%	55.4%	(220)
BSG	41.2%	40.3%	90	40.5%	40.2%	30
Segment operating margin:
SBS	0.7%	16.7%	(1,600)	8.9%	15.8%	(690)
BSG	13.8%	15.4%	(160)	13.6%	15.2%	(160)
Consolidated operating margin	0.2%	12.3%	(1,210)	5.4%	11.8%	(640)

(1)Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2020
	As Reported (GAAP)	Restructuring (1)	COVID-19 Expenses, net (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$314,599	$-	$(8,753)	$305,846
SG&A expenses, as a percentage of sales	44.6%			43.4%
Operating earnings	1,431	5,816	8,753	16,000
Operating margin	0.2%			2.3%
Earnings (loss) before provision for income taxes	(25,867)	5,816	8,753	(11,298)
Provision (benefit) for income taxes (3)	(2,341)	1,532	2,248	1,439
Net earnings (loss)	$(23,526)	$4,284	$6,505	$(12,737)
Earnings (loss) per share:
Basic	$(0.21)	$0.04	$0.06	$(0.11)
Diluted	$(0.21)	$0.04	$0.06	$(0.11)

	Three Months Ended June 30, 2019
	As Reported (GAAP)	Restructuring (1)		As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$360,183	$-		$360,183
SG&A expenses, as a percentage of sales	36.9%			36.9%
Operating earnings	120,131	1,908		122,039
Operating margin	12.3%			12.5%
Earnings before provision for income taxes	94,350	1,908		96,258
Provision for income taxes (3)	23,186	469		23,655
Net earnings	$71,164	$1,439		$72,603
Earnings per share:
Basic	$0.59	$0.01		$0.60
Diluted	$0.59	$0.01		$0.60

(1)For the three months ended June 30, 2020, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan. For the three months ended June 30, 2019, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)For the three months ended June 30, 2020, COVID-19 expenses primarily represent costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic. These cost were partially offset by an employee retention payroll tax credit provided by the U.S. Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

(3)The income tax provision associated with restructuring for the three months ended June 30, 2020 and 2019, was calculated using a 26.3% and 24.6% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with the COVID-19 expenses for the three months ended June 30, 2020, was calculated using a 25.7% tax rate.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2020
	As Reported	Restructuring (1)	COVID-19 Expenses, net (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,075,827	$-	$(23,450)	$1,052,377
SG&A expenses, as a percentage of sales	42.1%			41.2%
Operating earnings	139,083	11,541	23,450	174,074
Operating margin	5.4%			6.8%
Earnings before provision for income taxes	68,600	11,541	23,450	103,591
Provision for income taxes (3)	25,543	2,967	5,685	34,195
Net earnings	$43,057	$8,574	$17,765	$69,396
Earnings per share:
Basic	$0.38	$0.07	$0.16	$0.61
Diluted	$0.37	$0.07	$0.15	$0.60

	Nine Months Ended June 30, 2019
	As Reported	Restructuring (1)		As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,088,797	$-		$1,088,797
SG&A expenses, as a percentage of sales	37.4%			37.4%
Operating earnings	342,381	74		342,455
Operating margin	11.8%			11.8%
Earnings before provision for income taxes	268,289	74		268,363
Provision for income taxes (3)	65,673	(297)		65,376
Net earnings	$202,616	$371		$202,987
Earnings per share:
Basic	$1.69	$0.00		$1.69
Diluted	$1.68	$0.00		$1.68

(1)For the nine months ended June 30, 2020, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan. For the nine months ended June 30, 2019, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)For the nine months ended June 30, 2020, COVID-19 expenses primarily represent incremental costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic. These costs were partially offset by an employee retention payroll tax credit provided by the CARES Act.

(3)The income tax provision associated with restructuring expenses for the nine months ended June 30, 2020, was calculated using a 25.7% tax rate since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision for the nine months ended June 30, 2019, includes a provision in connection with the $6.6 million gain from the sale of our secondary headquarters and fulfillment center, however, the realization of tax benefits for a certain portion of the other costs associated with restructuring are currently not deemed probable. The income tax provision associated with the COVID-19 expenses for the nine months ended June 30, 2020, was calculated using a 24.2% tax rate.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2020	2019	Percentage Change	2020	2019	Percentage Change
Net earnings (loss)	$(23,526)	$71,164	(133.1)%	$43,057	$202,616	(78.7)%
Add:
Depreciation and amortization	26,832	27,150	(1.2)%	80,829	80,425	0.5%
Interest expense	27,298	25,781	5.9%	70,483	74,092	(4.9)%
Provision (benefit) for income taxes	(2,341)	23,186	(110.1)%	25,543	65,673	(61.1)%
EBITDA (non-GAAP)	28,263	147,281	(80.8)%	219,912	422,806	(48.0)%
Inventory charges (1)	27,054	-	100.0%	27,054	-	100.0%
COVID-19	8,753	-	100.0%	23,450	-	100.0%
Restructuring	5,816	1,908	204.8%	11,541	74	15495.9%
Share-based compensation	2,562	1,858	37.9%	9,094	7,728	17.7%
Impairment (2)	901	-	100.0%	901	-	100.0%
Adjusted EBITDA (non-GAAP)	$73,349	$151,047	(51.4)%	$291,952	$430,608	(32.2)%
			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	10.4%	15.5%	(510)	11.4%	14.8%	(340)

Operating Free Cash Flow:	2020	2019	Percentage Change	2020	2019	Percentage Change
Net cash provided by operating activities	$198,253	$93,713	111.6%	$274,384	$203,823	34.6%
Less:
Payments for property and equipment, net (3)	17,742	20,354	(12.8)%	89,702	54,742	63.9%
Operating free cash flow (non-GAAP)	$180,511	$73,359	146.1%	$184,682	$149,081	23.9%

(1)Incremental, non-cash write down of inventory as part of aggressive tactical inventory clearance actions.

(2)Impairment charges related to long-lived assets and operating lease assets not included in restructuring.

(3)For the nine months ended June 30, 2019, payments for property and equipment, net includes cash proceeds of $12.0 million from the sale of our secondary headquarters and fulfillment center in connection with restructuring.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2020	2019	Change
Number of stores:
SBS:
Company-operated stores	3,678	3,689	(11)
Franchise stores	13	16	(3)
Total SBS	3,691	3,705	(14)
BSG:
Company-operated stores	1,226	1,221	5
Franchise stores	145	163	(18)
Total BSG	1,371	1,384	(13)
Total consolidated	5,062	5,089	(27)
Number of BSG distributor sales consultants	651	791	(140)

BSG distributor sales consultants (DSC) include 197 and 247 sales consultants employed by our franchisees at June 30, 2020 and 2019, respectively.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2020	2019	Basis Point Change	2020	2019	Basis Point Change
Same store sales growth (decline):
SBS	(25.9)%	(0.6)%	(2,530)	(11.3)%	(0.1)%	(1,120)
BSG	(27.9)%	1.4%	(2,930)	(11.2)%	0.0%	(1,120)
Consolidated	(26.6)%	0.1%	(2,670)	(11.3)%	(0.1)%	(1,120)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.